Exhibit 99.1

NEWS RELEASE 4/11/07

Contact:
Jason Fradin
InfoLogix, Inc.
215-604-0691 x1194
jfradin@infologixsys.com

InfoLogix, Inc. Expands Intellectual Property Assets with Acquisition of Radio
Frequency Identification (RFID) Patent Portfolio Company

Leading Mobile Intelligence Solutions Company Acquires RFID Medical
 Administration and Healthcare Technology Company

HATBORO, PA – April 11, 2007 – InfoLogix, Inc. (OTCBB: IFLG), a leading provider of mobile intelligence technology solutions, announced today it acquired a cutting edge patent portfolio surrounding RFID technology that manages proper medication management and delivery.  The acquisition strengthens InfoLogix’s ability to extend the functionality of its Mobile Care StationsTM with automated medication tracking, in addition to complementing the capabilities of InfoLogix’s RFID-based software systems, HealthTrax and BedCentral ED, which help manage workflow and locate clinicians, patients and assets in hospitals.   To date, InfoLogix has delivered their software, services and infrastructure outsourcing solutions to over 1,100 hospitals in North America.

The patent portfolio – purchased from DDMS Holdings, LLC (“DDMS”) – consists of five issued U.S. patents and 10 pending patent applications, and allows coverage to be extended to applications in more than 30 countries including China and Japan, as well as countries located in Europe and North America.  InfoLogix believes the portfolio bolsters key innovations that it has developed and solidifies its position in the hospital RFID marketplace, which is predicted to reach $8.8 billion by 2010 according to industry analysts, as well as the global RFID marketplace, which is expected to exceed $26 billion by 2015.

“With this acquisition, InfoLogix is positioned to take on a larger share of the rapidly expanding RFID market,” said David Gulian, president and CEO of InfoLogix, Inc. “We believe this portfolio is one of the best in the drug management category, and it strongly positions us to continue our commitment of providing IP based software and services to help hospitals reduce medical error and increase patient safety.”

“This patent portfolio encompasses what we believe will become one of the most comprehensive in RFID based drug management systems,” said Louis Heidelberger, co-founder of DDMS. “We chose InfoLogix as our merger partner because of their track record as an industry innovator, their leadership team and their growth trajectory.”

“InfoLogix continues to be on the leading edge of providing solutions that enable the Digital Hospital of tomorrow,” said Pete Musser, chairman of InfoLogix.

With this acquisition, InfoLogix plans to develop capabilities to allow doctors, patients and pharmaceutical companies to track, trace and monitor drug information down to the individual pill level throughout the supply chain. The patents cover technology that may place the RFID chip and antenna directly into the medication’s container and can track the medication as well as sense various conditions inside and surrounding the container, including when a pill is removed and the container’s exposure to heat, moisture or light.   A signal would then be sent to a mobile RFID device, enabling doctors and other healthcare providers to monitor the dispensation of medication and better ensure compliance with label instructions in clinical trials, hospitals and patient self-dosing.

InfoLogix completed the acquisition through a merger with DDMS, LLC and entered into a consulting agreement with the inventors to provide consulting services related to the commercialization and development of certain patents, patent applications, and other intellectual property acquired by InfoLogix.  The transaction and related agreements are subject to other customary terms, conditions, representations, and warranties.

InfoLogix’s rapidly growing portfolio of intellectual property now stands at 19 issued patents and 15 pending patent applications, primarily related to the wireless and mobile delivery of information.

About InfoLogix, Inc.

As the leading provider of mobile intelligence technology solutions, InfoLogix uses the industry’s most advanced wireless information technology to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With numerous patents, InfoLogix provides strategic consulting, business applications, wireless device and infrastructure, connectivity, and mobile managed services solutions to Fortune 1000 and healthcare clients including Merck and Company, King Pharmaceuticals, Kaiser Permanente, Endo Pharmaceuticals, Adventist Health, Universal Health Services, University of Pennsylvania Medical Center, and Stanford School of Medicine.   Founded in 2001, and headquartered in suburban Philadelphia, PA, InfoLogix has been named the sixth fastest growing new business in the United States for the last three years by Entrepreneur Magazine.  InfoLogix is a publicly-traded company (OTCBB:  IFLG).  For more information, visit www.infologixsys.com.

Safe Harbor Statement

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other filings we make with the Securities and Exchange Commission.  Actual results could differ materially from those suggested by the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information events or circumstances occurring or existing after the date of any forward-looking statement is made.